UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 23, 2007
Natural Health Trends Corp.

(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

0-26272	59-2705336

(Commission File Number)	(IRS Employer Identification No.)

2050 Diplomat Drive, Dallas, Texas	75234

(Address of Principal Executive Offices)	(Zip Code)
(972) 241-4080

(Registrant’s Telephone Number, Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
On May 23, 2007, the Nominating Committee recommended and the Board of Directors approved the election of Stefan W. Zuckut to the Board of Directors of Natural Health Trends Corp. (the “Company”). Mr. Zuckut is taking the seat on the Board of Directors previously held by Sir Brian Wolfson, who passed away on May 10, 2007. In addition to his election to the Board of Directors, Mr. Zuckut was appointed a member of the Audit Committee and the Compensation Committee. In connection with the election of Mr. Zuckut, the Company’s Board of Directors determined that Mr. Zuckut qualifies as an independent director under Nasdaq Marketplace Rule 4200.
Mr. Zuckut, age 46, has since November 2005 served as Vice President, Corporate Development with Blade Network Technologies, Inc., a computer networking company. He was a partner of Top Sight Capital, a hedge fund, from January 2005 to May 2005, and served as an analyst for Bowman Capital, a hedge fund, from July 2003 to December 2004. From October 1999 to April 2003, he served as Manager, Corporate Development, for Agilent Technologies, Inc., which provides electronic and chemical measurement solutions to various industries. Prior to that, he worked in various professional positions at Atlantic Richfield Co., Mattel Inc. and McKinsey & Co.
As a non-employee member of the Board of Directors, Mr. Zuckut will be entitled to receive monthly cash retainer payments of $3,333, plus an additional stipend for any board committees for which Mr. Zuckut serves as chairman. It is expected that Mr. Zuckut will also receive a grant of 8,750 shares of restricted stock under the Company’s 2007 Equity Incentive Plan, which shares of stock will vest over a 3-year period. Mr. Zuckut will also be reimbursed for any out-of-pocket expenses incurred in connection with the performance of his duties as director.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: May 30, 2007

NATURAL HEALTH TRENDS CORP.

By:	/s/ Gary C. Wallace

Gary C. Wallace